STERLING ATLANTIC

November 15, 2012

Mr. Nikolas Konstant

Chairman

EOS Petro

2049 Century Park East

Suite 3670

Los Angeles, CA 90067

Re:	Purchase Agreement

DearNik,

With respect to the PREFERRED STOCK PURCHASE AGREEMENT dated August 1, 2011 between Eos Petro, Inc. ("Eos") and Sterling Atlantic, LLC ("Sterling"), and the other related agreements between us executed concurrently therewith (collectively, the "Agreements"), we further agree as follows:

1.	All terms of the Agreements are hereby incorporated.

2.	Sterling shall purchase up to 50,000 shares and50,000 warrants in EOS post reverse merger and stock split, 2.50 exercise price, five year term, for up to $50,000. In the event funding is less than $50,000, the shares and warrants shall be reduced proportionately.

Agreed:

Eos Petro, Inc.

By:	/s/ Nikolas Konstant
Name: Nikolas Konstant
Title: Chairman

Sterling Atlantic, LLC

By:	/s/ Franco Scalamandre
Name:
Title:

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